Exhibit 10(q)

RESOLVED, that the Directors Pension Plan, as amended on August 9, 2000, is hereby further amended to provide, in its entirety, as follows:

      Each person who is a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000 and who is not eligible to receive a pension under any other Company retirement program, shall, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, be entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001 or (b) the death of such person.